        Exhibit 99.1
PFSweb Announces Results of 2023 Annual Meeting of Stockholders

Irving, Texas – August 29, 2023 - PFSweb, Inc. (NASDAQ: PFSW) (the "Company") held its Annual Meeting of Stockholders today, August 29, 2023, in Irving, Texas.

All Company proposals were approved by the Company’s stockholders, including: the election of six directors; compensation of the Company’s named executive officers on a non-binding, advisory basis; an amendment to the Rights Agreement with Computershare Inc.; an amendment to the Company's 2020 Stock and Incentive Plan to increase the number of shares of Common Stock issuable thereunder by 2,500,000 shares; the approval of Whitley Penn, LLP as the Company’s independent auditors for the fiscal year ended December 31, 2023; and approval to adjourn the Annual Meeting from time to time to solicit additional proxies if there are insufficient votes to constitute a quorum or to approve Proposals 1-4.

About PFSweb, Inc.
PFS, the business unit of PFSweb, Inc. (NASDAQ: PFSW) is a premier eCommerce order fulfillment provider. We facilitate each operational step of an eCommerce order in support of DTC and B2B retail brands and specialize in health & beauty, fashion & apparel, jewelry, and consumer packaged goods. Our scalable solutions support customized pick/pack/ship services that deliver on brand ethos with each order. A proven order management platform, as well as high-touch customer care, reinforce our operation. With 20+ years as an industry leader, PFS is the BPO of choice for brand-centric companies and household brand names, such as L’Oréal USA, Champion, Pandora, Shiseido Americas, Kendra Scott, the United States Mint, and many more. The company is headquartered in Irving, TX with additional locations around the globe. For more information, visit www.pfscommerce.com or ir.pfsweb.com for investor information.

Investor Relations:
Cody Slach or Jackie Keshner
Gateway Group, Inc.
1-949-574-3860
PFSW@gateway-grp.com